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EXHIBIT 11 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                             EURONET SERVICES INC.
                     COMPUTATION OF LOSS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               Three Months   Three Months
                                                  Ended           Ended
                                              March 31,1999   June 30,1999
                                              --------------  -------------
                                               (Unaudited)     (Unaudited)
Loss per common share:
Weighted average common shares outstanding       15,213,453     15,213,453
Net Loss                                         (9,684,000)    (6,859,000)
Loss per common share - basic and diluted       $     (0.64)   $     (0.45)
                                                ===========    ===========

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